Exhibit 10.2

Execution Version

CONFIDENTIAL

Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, New York 10017

December 10, 2020

Neos Therapeutics, Inc.

2940 N. Hwy 360, Suite 400

Grand Prairie, TX 75050

Attention: Richard Eisenstadt

Aytu Bioscience, Inc.

373 Inverness Parkway, Suite 206

Englewood, CO 80112

Attention: Josh Disbrow

Re:	Letter Agreement re: Consent and Modifications to Loan Documents

Ladies and Gentlemen:

Reference is made to that certain Facility Agreement, dated as of May 11, 2016 (amended by the First Amendment to Facility Agreement, dated as of June 1, 2017, the Second Amendment to Facility Agreement, dated as of November 5, 2018, the Third Amendment to Facility Agreement, dated as of March 29, 2019, the Fourth Amendment to Facility Agreement, dated as of October 2, 2019, and the Fifth Amendment to Facility Agreement, dated as of May 6, 2020, as the same may be further amended, restated, supplemented or otherwise modified from time to time hereafter, the “Facility Agreement”; capitalized terms used herein without definition have the respective meanings ascribed to them in the Facility Agreement) between Neos Therapeutics, Inc., a Delaware corporation (the “Borrower”), and the lenders from time to time party thereto (the “Lenders”, “we” or “us”). The Borrower has advised us that, pursuant to that certain Agreement and Plan of Merger, among the Borrower, Aytu Bioscience, Inc., a Delaware corporation (“Aytu”; and together with its Subsidiaries (prior to giving effect to the Merger), the “Aytu Group”), and Neutron Acquisition Sub., Inc.. a Delaware corporation, dated as of the date hereof (together with all exhibits, schedules and disclose letters thereto, the “Merger Agreement”), Aytu intends to acquire the Borrower (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”) and, in connection therewith, (a) the Borrower has requested that the Lenders consent to the issuance of the Convertible Note (as defined below) on the date hereof, (b) the Borrower and Aytu have requested that, on the Closing Date (as defined below), the Lenders (i) consent to the consummation of the Merger, (ii) waive the Event of Default due to the Change of Control that would arise without such consent, and (iii) agree to certain other amendments to, and waivers of, provisions of the Facility Agreement and the other Loan Documents, in each case as set forth in the term sheet attached hereto as Annex A (the “Term Sheet”), (c) the Borrower has requested that, on the Closing Date, the Lenders irrevocably waive (i) (A) the Going Concern Condition (as defined in that certain letter agreement by and among the Borrower and the Lenders dated as of November 6, 2020) for each of the fiscal quarters ended June 30, 2020 and September 30, 2020 and each other fiscal quarter ending thereafter and prior to the Closing Date and (B) any Event of Default that would arise without such waiver due to the failure to satisfy the Going Concern Condition (as defined in that certain letter agreement by and among the Borrower and the Lenders dated as of November 6, 2020) for each of the fiscal quarters ended June 30, 2020 and September 30, 2020 and each other fiscal quarter ending thereafter and prior to the Closing Date as required pursuant to Section 5.1(v) of the Facility Agreement and (ii) the right to impose the default rate of interest under Section 2.8 of the Facility Agreement, or to collect interest accruing at such default rate of interest, that Lenders had a lawful right to collect or apply with respect to any such Event of Default for failure to satisfy such Going Concern Condition, and (d) the Borrower has requested that, on the Closing Date, the Lenders consent to certain amendments to, and waivers of, provisions of the ABL Agreement or other ABL Documents (such amendments, collectively, the “ABL Modification”) on the terms of the commitment letter attached hereto as Annex B (the “ABL Commitment Letter”). The consent, waiver and other amendments and modifications described in the foregoing clauses (b) through (d) are sometimes hereinafter referred to collectively as the “Closing Date Modifications”. This letter agreement, including the Term Sheet and the Conditions Annex attached hereto and thereto are herein referred to collectively as the “Letter Agreement.” The date on which the Merger is consummated is referred to as the “Closing Date,” which shall be the date on which all conditions under this Letter Agreement are satisfied (or waived in writing by the Lenders).

1. Consent. The Borrower has advised us that, on the date hereof, the Borrower intends to issue to Aytu that certain Unsecured Convertible Promissory Note in the form attached hereto as Annex B (the “Convertible Note”), the proceeds of which, if any, will be used by the Borrower to pay certain of its general corporate expenses during the period from the date hereof until the Closing Date. In connection therewith, the Borrower has requested that the Lenders consent to the issuance of the Convertible Note and the incurrence of the Indebtedness contemplated thereby. Provided that the Borrower and Aytu shall have executed and delivered to the Lenders a subordination agreement, in the form attached hereto as Annex C (the “Convertible Note Subordination Agreement”), and notwithstanding anything to the contrary set forth in the Facility Agreement or any other Loan Document, the Lenders hereby consent to the Borrower’s issuance of the Convertible Note and incurrence of the Indebtedness thereunder.

2. Closing Date Modifications. Upon the terms of this Letter Agreement, and subject only to the conditions set forth in Section 3 below and in the Conditions Annex, the Lenders agree that they shall be obligated to consummate the Closing Date Modifications on the Closing Date.

3. Conditions to Closing Date Modifications. The effectiveness of the Lenders’ obligation to consummate the Closing Date Modifications shall be subject solely to the satisfaction of the conditions precedent set forth in (a) this Section 3 and (B) the Conditions Annex. Subject to the satisfaction of the conditions set forth in this Section 3 and the Conditions Annex, the only representations relating to the Merger, Aytu and its Subsidiaries and the Borrower and its subsidiaries and their respective businesses the accuracy of which shall be a condition to the Lenders consummation of the Closing Date Modifications shall be (i) such of the representations made by Aytu and its Affiliates with respect to Aytu and its Affiliates or the related business, financials or entities in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliates have the right (taking into account any applicable cure provisions) to terminate its or their obligations under the Merger Agreement or otherwise decline or refuse to close or consummate the Merger as a result of a breach (or failure to be accurate, true or correct) of any such representations in the Merger Agreement (the representations in this clause (i), the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties set forth in Sections 3.1(c), 3.1(g), 3.1(i), 3.1(q) (solely as it relates to the execution, delivery and performance of the Amendment Documentation (as defined in the Conditions Annex)), 3.1(aa), 3.1(hh), 3.1(pp), and 3.1(qq) of the Facility Agreement, in each case after giving effect to the Merger and in each case with respect to both the Borrower and its Subsidiaries and Aytu and its other Subsidiaries. The provisions of this Section 3 are collectively referred to as the “Closing Certainty Provision”.

4. No MNPI. At or prior to 9:30 a.m. (New York City time) on the first (1st) business day following the date of this Letter Agreement, each of the Borrower and Aytu shall file a current report on Form 8-K (the “Announcing Form 8-Ks”) with the Securities and Exchange Commission (the “SEC”) describing the terms of the transactions contemplated by this Letter Agreement and by the Merger Agreement (including, without limitation, the Transactions) and disclosing any other material non-public information (in the context of United States of America federal securities laws) provided or made available to the Lenders, the Agent, the Lender, any of their affiliates or any of their officers, directors, employees, attorneys, advisors, representatives or agents (all such persons and entities, collectively, the “Applicable Persons”) by either the Borrower or Aytu or any of the Borrower’s or Aytu’s Subsidiaries or Affiliates or any of their or their respective Subsidiaries’ or Affiliates’ officers, directors, employees, attorneys, representatives or agents prior to the filing of the Announcing Form 8-Ks. Each of the Announcing Form 8-Ks shall include as exhibits thereto this Letter Agreement (including the annexes hereto) and the Merger Agreement (in each case, without redaction). Each of the Borrower and Aytu represents and warrants to the Lenders, the Agent, the Lenders and each other Applicable Person that, from and after the filing of its applicable Announcing Form 8-K, no Applicable Person shall be (or shall be deemed to be) in possession of any material non-public information regarding either the Borrower or Aytu, any of the Borrower’s or Aytu’s Subsidiaries or Affiliates received from, or made available by, the Borrower or Aytu or any of the Borrower’s or Aytu’s respective Subsidiaries or Affiliates or any of their or their respective Subsidiaries’ or Affiliates’ officers, directors, employees, attorneys, advisors, representatives or agents. Notwithstanding any affirmative disclosure obligations of the Borrower pursuant to the terms of this Letter Agreement, each of the Borrower and Aytu shall not, and shall cause each of their respective Subsidiaries and Affiliates and each of their and their respective Subsidiaries’ and Affiliates’ officers, directors, employees, attorneys, advisors, representatives and agents to not, provide any of the Applicable Person with any material non-public information regarding either the Borrower or Aytu, any of the Borrower’s or Aytu’s respective Subsidiaries or Affiliates or the Transactions from and after the filing of the Announcing Form 8-Ks with the SEC without the express prior written consent of the Lenders, it being acknowledged and agreed that any such consent given prior to the date hereof shall be ineffective from and after the date of the Announcing Form 8-Ks. Each of the Borrower and Aytu hereby acknowledges and agrees that no Applicable Person shall have any duty of trust or confidence with respect to any material non-public information provided to any Applicable Person in breach of, or otherwise possessed by any Applicable Person as a result of a breach of, any of the foregoing covenants. Notwithstanding anything to the contrary contained herein, in the event of a breach of any of the foregoing covenants, in addition to any other remedies available at law or in equity, the Lenders and their Affiliates shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of the applicable material non-public information without the prior approval by the Borrower, Aytu or any other Person. For the avoidance of doubt, the parties hereto acknowledge and agree that nothing contained in this Section 4 shall limit the obligations of the Borrower under, or the rights of the Lenders under, Section 5.1(xiii) of the Facility Agreement.

5. Acceptance/Expiration of Letter Agreement.

(a) This Letter Agreement and the agreements of the Lenders set forth herein shall automatically terminate at 11:59 p.m. (New York Time) on December 10, 2020 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Letter Agreement (and all components thereof) shall have been fully delivered by email to each Lenders by such time.

(b) If this Letter Agreement is accepted by the Borrower and Aytu as provided above, the agreements of the Lenders set forth herein, other than the consent set forth in Section 1 hereof, will automatically terminate without further action or notice upon the earliest to occur of (i) the consummation of the Merger after giving effect to the Amendment Documentation (as defined in the Conditions Annex), (ii) the date of the definitive termination of the Merger Agreement in accordance with Section 8.1 thereof, and (iii) September 10, 2021.

(c) Each of the parties hereto agrees that this Letter Agreement, if accepted by the Borrower and Aytu prior to the Acceptance Deadline as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein (including an agreement to negotiate in good faith the Amendment Documentation by the parties in a manner consistent with this Letter Agreement). Nothing in this Letter Agreement shall be deemed to require Aytu to consummate the Merger.

6. Miscellaneous. Each of Section 6.3, 6.4, 6.6, 6.7, 6.8 and 6.11 of the Facility Agreement is hereby incorporated herein by reference, mutatis mutandis (to be interpreted, except with respect to Section 6.11 of the Facility Agreement (which shall only cover the Borrower and its Subsidiaries), to include coverage of Aytu and its Subsidiaries as if they were Loan Parties), as if fully set forth herein.

[Signature Pages Follow]

Please indicate acceptance of the terms hereof by signing a counterpart of this Letter Agreement and returning it to the Lenders, together with the Term Sheet and the Conditions Annex attached to it, by no later than the Acceptance Deadline.

Sincerely,

LENDERS:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P., its General Partner
By:	J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P.

By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

Agreed to and accepted as of the date first
above written:

BORROWER:

NEOS THERAPEUTICS, INC.

By:	/s/ Richard Eisenstadt
Name:	Richard Eisenstadt
Title:	Chief Financial Officer

ACKNOWLEDGED and accepted as of the date first

above written:

guarantors:

neos therapeutics commercial, llc

By:	/s/ Richard Eisenstadt
Name:	Richard Eisenstadt
Title:	Chief Financial Officer

neos therapeutics BRANDS, llc

By:	/s/ Richard Eisenstadt
Name:	Richard Eisenstadt
Title:	Chief Financial Officer

neos therapeutics, l.p.

By:	/s/ Richard Eisenstadt
Name:	Richard Eisenstadt
Title:	Chief Financial Officer

PHARMAFAB TEXAS, llc

By:	/s/ Richard Eisenstadt
Name:	Richard Eisenstadt
Title:	Chief Financial Officer

AYTU BIOSCIENCE, INC.

By:	/s/ Josh Disbrow
Name:	Josh Disbrow
Title:	Chief Executive Officer

Annex A

Summary of CLOSING DATE MODIFICATIONS TO

FACILITY AGREEMENT AND OTHER DOCUMENTS

Capitalized Terms used herein without definition shall have the meanings assigned to them in the letter agreement (such letter agreement, together with the below-defined Term Sheet and the Conditions Annex attached hereto and thereto, the “Letter Agreement”) to which this Summary of Terms and Conditions (this “Term Sheet”) is attached, or if not defined therein, in Facility Agreement.

Closing Date Modification Terms

Except as otherwise described in this Term Sheet or otherwise in the Letter Agreement, the terms and conditions of the Facility Agreement and the other Loan Documents will be substantially the same as those in effect on the date hereof.

Closing Date Prepayment and Related Waivers:

●     Borrower will prepay $15,000,000 of the principal of the Loan on the Closing Date in lieu of payment contemplated by Section 2.3(a)(v) of the Facility Agreement (the “Prepayment”).

●     Payment of the 6.25% prepayment fee contemplated by clause (ii) of the definition of “Prepayment Fees and Make Whole Interest” in Section 2.3(b) of the Facility Agreement will be waived with respect to the Prepayment (but not with respect to any other or subsequent payment, prepayment or repayment of any principal of the Loans; provided that the “make whole” interest payment contemplated by clause (iii) of such definition will be required to be paid assuming the Prepayment is made as of May 11, 2021 (i.e., make whole interest shall be payable in respect of the period from Closing Date through May 11, 2021 as if the make whole period did not end until such date).

●     For purposes of clarity, except as expressly set forth above, each and every one of the payment obligations of the Loan Parties under the Loan Documents (including, without limitation, the payments contemplated by Section 2.3(a)(iv) of the Facility Agreement and the Exit Payments) shall remain in full force and effect after the consummation of the Closing Date Modifications.

Consents, Waivers and Certain Amendments:

Subject to the terms and conditions of this Letter Agreement, on the Closing Date, (a)Lenders will consent to the consummation of the Merger and will waive any Event of Default resulting from the Change of Control that would otherwise result without such consent (including the right to impose any default rate of interest in connection therewith), (b) Lenders will irrevocably waive any Event of Default pursuant to Section 5.1(v) of the Facility Agreement for the failure to satisfy the Going Concern Condition (as defined in that certain letter agreement by and among the Borrower and the Lenders dated as of November 6, 2020) for each of the fiscal quarters ended June 30, 2020 and September 30, 2020 and each other fiscal quarter ending thereafter and prior to the Closing Date (including the right to impose any default rate of interest in connection therewith) and (c) Lenders will agree to such waivers and modifications to the Loan Documents as are reasonably necessary (as determined by the Lenders and the Borrower) to reflect the consummation of the Merger and the status of the Borrower as a wholly-owned subsidiary of Aytu, including without limitation:

●     Section 5.1(xiv) (reporting; waiving the prohibition of any action that would cause termination of registration of Borrower’s Common Stock under the Exchange Act)

●     Section 5.2(i) (fundamental changes to permit the Merger)

●     Section 5.2(xiii) (modifications to governing documents in connection with the Merger)

New Guarantors:

Each member of the Aytu Group, other than Excluded Foreign Subsidiaries (as defined below) (the “New Guarantors”), shall, on the Closing Date, execute and deliver a Joinder to Guaranty and Security Agreement in the form attached as Annex I to the Guaranty and Security Agreement (collectively, the “Joinders”) and thereby become a Grantor thereunder and a Guarantor under the Loan Documents.

“Excluded Foreign Subsidiary” means, for any taxable year of such foreign subsidiary to which Section 956(a) of the Code (as defined below) applies with respect to the domestic Loan Party of which such foreign subsidiary is a subsidiary, any foreign subsidiary which is a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations promulgated thereunder) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting equity interests to secure, any indebtedness (other than the Obligations) of a Loan Party.

Collateral of New Guarantors:

●     The Liens granted to the Collateral Agent by the New Guarantors shall be first-priority perfected Liens subject only to (i) Permitted Liens, (ii) Liens securing purchase money obligations owed by Aytu and its Subsidiaries not to exceed $250,000 in the aggregate at any time outstanding and (iii) any Liens in support of any royalty obligations owed by Aytu to any Lender or any Affiliate of a Lender.

●     The New Guarantors will not grant any Liens on their assets to secure any obligations under the ABL Documents, and the ABL Agent shall execute and deliver a consent, which consent shall be in form and substance reasonably acceptable to the Lenders (the “ABL Agent Consent”), pursuant to which the ABL Agent shall consent to the arrangements contemplated by this Letter Agreement.

Elimination of Conversion Feature:	The right of the Lenders to convert Loans into Conversion Shares, and the right of the Borrower to make payments in Freely Tradeable Shares, shall be eliminated in its entirety. In addition, the Notes shall be replaced with promissory notes that do not contain conversion features, and all provisions in the Facility Documents relating to Conversion Shares, Freely Tradeable Shares, and related terms and all provisions including references to (or references to defined terms contained in) the Notes shall be eliminated (including the payment deferral described in the proviso to Section 2.3(a)(iv) of the Facility Agreement) and/or amended, as applicable, to reflect the termination of the conversion features.

Amendments to Affirmative Covenants:

The Facility Agreement will be amended to provide that the following (but only the following) affirmative covenants will apply to Aytu and its Subsidiaries (other than the Borrower and its Subsidiaries, as to whom all affirmative covenants contained in Section 5.1 of the Facility Agreement, as modified by the Closing Date Modifications, will continue to apply):

●      Section 5.1(i) (Maintain Existence and Qualification)

●      Section 5.1(ii) (Compliance with Laws)

●      Section 5.1(iii) (Authorizations)

●     Section 5.1(iv) (Notices of Default, Proceedings, Material Adverse Effect Occurrences, Etc.; Additional Information Requests)

●     Section 5.1(v) (Financial Statements, SEC Reports, Etc.) (excluding any requirement to deliver a Compliance Certificate reflecting Aytu and its Subsidiaries (other the Borrower and its Subsidiaries) are in compliance with Section 5.3 of the Facility Agreement but provided that the SEC reports shall disclose compliance by the Borrower and its Subsidiaries with the financial covenants and any material non-public information contained in the related Compliance Certificate)

●      Section 5.1(vi) (Expense Reimbursement)

●      Section 5.1(xiii) (Disclosure; No MNPI)

●      Section 5.1(xv) (Further Assurances)

●      Section 5.1(xvi) (Insurance)

●      Section 5.1(xviii) (Name Changes)

●      Section 5.1(xix) (Intellectual Property)

●      Section 5.1(xx) (Deposit Accounts and Other Accounts)

Amendments to Negative Covenants:	The Facility Agreement will be amended to provide that the following (but only the following) negative covenants will apply to Aytu and its Subsidiaries (other than the Borrower and its Subsidiaries, as to whom all affirmative covenants contained in Section 5.1 of the Facility Agreement, as modified by the Closing Date Modifications, will continue to apply); provided that the additional exceptions, qualifications and baskets described below shall be included and shall be applicable to Aytu and its Subsidiaries (other than the Borrower and its Subsidiaries):

●     Section 5.2(i)(a) and (c) (Fundamental Changes)

●     Section 5.2(iii) (Liens; Disposition of Loan Documents Rights and Obligations); provided that the following will be added to the definition of “Permitted Liens” for Aytu and its Subsidiaries (other than the Borrower and its Subsidiaries):

o     Liens securing purchase money obligations owed by Aytu and its Subsidiaries (other than the Borrower and its Subsidiaries) not to exceed $250,000 in the aggregate at any time outstanding; and

o     Liens securing any royalty obligations owed by Aytu to any Lender or any Affiliate of a Lender

●     Section 5.2(iv) (Indebtedness); provided that the definition of “Permitted Indebtedness” will be amended to provide that Aytu and its Subsidiaries (other than the Borrower and its Subsidiaries) shall be permitted, (i) from and after the 91st day after the Closing Date, to incur unsecured Indebtedness in an aggregate amount outstanding not to exceed an amount to be agreed that is subordinated in right of payment to the Obligations pursuant to a subordination agreement substantially similar in form and substance to the Convertible Note Subordination Agreement or otherwise in form and substance reasonably acceptable to the Lenders, (ii) to incur purchase money obligations in an aggregate amount not to exceed $250,000 outstanding at any time and (iii) to incur unsecured indebtedness in an aggregate amount outstanding at any time not to exceed $1,000,000.

●     Section 5.2(vi) (Asset Sales and Other Dispositions); provided that Aytu and its Subsidiaries (other than the Borrower and its Subsidiaries) shall be permitted to effect a divestiture of the Mioxsys product line and related IP. For purposes of clarity, the foregoing shall not limit assets sales and dispositions between the Loan Parties (including the New Guarantors).

●      Section 5.2(x) (Nature of Business)

●      Section 5.2(xi)(b) (Payments on Certain Indebtedness)

●     Section 5.2(xii) (Transactions with Affiliates) (except to the extent otherwise expressly permitted by the Facility Agreement)

●     Section 5.2(xiii) (Modification to Governing Documents); provided that Aytu and its Subsidiaries (other than the Borrower and its Subsidiaries) shall not be subject to the obligation to notify the Lenders of any changes to such Person’s Organizational Documents that are not materially adverse to the interests of the Secured Parties

● Section 5.2(xiv) (Burdensome Restrictions) ● Section 5.2(xv) (Deposit Accounts; Cash and Other Asset Deposits)
Amendments to Events of Default:

The Events of Default will be amended to apply generally to events affecting Aytu and its Subsidiaries (and will continue to apply the Borrower and its Subsidiaries); provided that:

●     the definition of “Change of Control” will be amended to reflect the ownership structure of Aytu and its Subsidiaries after giving effect to the Merger.

Other Modifications:

The Facility Agreement and the other Loan Documents will also be amended to the extent necessary to give effect to the other provisions of this Term Sheet, including, without limitation, to reflect that (a) Aytu nor any of its Subsidiaries will be Subsidiaries of the Borrower (b) the Collateral of Aytu will not also be pledged to secure the obligations under the ABL Documents and (c) to give effect to any further reasonably necessary modifications related to the Merger.

Intercreditor:

The Lenders will work in good faith with the ABL Agent to amend or otherwise modify the Intercreditor Agreement to the extent necessary to give effect to (a) the provisions of this Term Sheet, (b) the Closing Date Modifications (including to ABL Commitment Letter on the terms described in Annex B) and/or (c) the Merger.

Miscellaneous:	The Amendment Documentation (as defined in the Conditions Annex) will contain customary provisions for amendments of the type contemplated by this Letter Agreement, including, without limitation, customary non-novation language and reaffirmation of the Obligations and the Liens granted by the Loan Parties.

CONDITIONS ANNEX

The effectiveness of the Lenders’ obligation to enter into the Amendment Documentation (defined below) shall be subject solely to the satisfaction (or waiver in writing by the Lenders in their sole discretion) of the following conditions and the conditions in Section 3 of the Letter Agreement. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Letter Agreement (or, if not defined therein, in the Term Sheet) to which this Conditions Annex is attached.

1. The definitive agreement evidencing the Closing Date Modifications, the Joinders, the ABL Agent Consent and the other documents and certificates executed or delivered in connection therewith (collectively, the “Amendment Documentation”), which (a) shall be consistent, in all material respects, in each case, with the Letter Agreement and the Term Sheet, (c) shall otherwise be satisfactory to the Agent, the Lenders, Aytu and the Borrower and (c) shall have been executed and delivered by the Borrower and each other Loan Party party thereto to the Collateral Agent and the Lenders. The Collateral Agent and the Lenders shall have received (i) executed legal opinions and resolutions in form and substance reasonably satisfactory to the Collateral Agent and the Lenders, (ii) lien searches in the jurisdiction of organization (and at the location of the chief executive office, where applicable and appropriate) of each New Guarantor, (iii) a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of Aytu certifying that Aytu and its Subsidiaries, taken as a whole, after giving effect to the consummation of the Merger, are Solvent, (iv) customary officer’s and secretary’s certificates attaching the organizational documents of the Borrower and each Guarantor (including the New Guarantors), and (vi) documents (including, without limitation insurance certificates and UCC-1 financing statements) effecting the requirements of clause 7 of this Annex I.

2. The Specified Merger Agreement Representations shall be true and correct in all material respects to the extent required by the Closing Certainty Provision.

3. The Specified Representations shall be true and correct in all material respects (unless such Specified Representations are already subject to materiality, and in such event, in all respects) as of the Closing Date or, to the extent any such Specified Representation specifically relates to an earlier date, as of such earlier date.

4. Substantially concurrently with the execution and delivery of the Amendment Documentation, the Merger shall be consummated in accordance with the terms of Merger Agreement without giving effect to (a) any amendments, modifications or supplements thereof or (b) waivers or consents thereunder by the Borrower or its Affiliates, in the case of each of clauses (a) and (b) above in this Section 4, that are materially adverse to the interests of the Collateral Agent and the Lenders and that have not been consented to in writing (such consent not to be unreasonably withheld, conditioned or delayed) by the Lenders; it being understood that (x) any increase in the merger consideration under the Merger Agreement or (y) any change to the definition of “Company Material Adverse Effect” in the Merger Agreement shall, in each case, be deemed materially adverse to the interests of the Agent and the Lenders.

5. On the Closing Date, after giving effect to the consummation of the Merger, neither Aytu nor any of its Subsidiaries shall have any outstanding Indebtedness other than Permitted Indebtedness (which shall include all Indebtedness contemplated by the Term Sheet).

6. All actions necessary to establish that the Collateral Agent (for the benefit of itself, the Lenders and the other secured parties under the Loan Documents) will have perfected first priority security interests (subject to Permitted Liens (which shall include all Liens contemplated by the Term Sheet)) in the Collateral owned by each New Guarantor shall have been taken.

7. All expenses, fees and other amounts required to be paid on the Closing Date pursuant to the Letter Agreement (including, without limitation, the Term Sheet) shall have been paid in cash.

8. With respect to the New Guarantors, the Lenders shall have received at least five (5) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Agent or any Lender at least ten (10) days in advance of the Closing Date.

9. The Prepayment shall have been made in cash in immediately available funds.

ANNEX B

ABL Commitment Letter

[Attached.]

B - 1

ANNEX C

Form of Convertible Note

[Attached.]

C - 1

ANNEX D

Form of Convertible Note Subordination Agreement

This SUBORDINATION AGREEMENT (this “Agreement”), dated as of [●], 202[●], is entered into by and among (i) AYTU BIOSCIENCE, INC., a Delaware corporation (“Subordinated Lender”), (ii) NEOS THERAPEUTICS, INC., a Delaware corporation (“Borrower”), and (iii) DEERFIELD PRIVATE DESIGN FUND III, L.P. and DEERFIELD PARTNERS, L.P. (each, a “Lender” and, collectively, the “Lenders”, and, together with any other institutions or other entities from time to time parties to the Facility Agreement (as hereinafter defined) as Lenders, the “Senior Lenders”).

RECITALS

A. Borrower and Lenders have entered into a Facility Agreement, dated as of May 11, 2016 (as the same has been amended prior to the date hereof and as the same may be further amended, restated, supplemented or otherwise modified from time to time hereafter, the “Facility Agreement”) pursuant to which, among other things, Lenders agreed, subject to the terms and conditions set forth in the Facility Agreement, to make certain loans and financial accommodations to Borrower.

B. All of Borrower’s obligations to Senior Lenders under the Facility Agreement and the other Senior Loan Documents (as hereinafter defined) are secured by liens on and security interests in the Collateral (as defined in the Facility Agreement).

C. On the date hereof, Borrower has issued to Subordinated Lender that certain Unsecured Convertible Promissory Note in the aggregate principal amount of up to $5,000,000 (the “Subordinated Note”).

D. As an inducement to and as one of the conditions precedent to the agreement of Senior Lenders to consent to the transactions contemplated by the Subordinated Loan Documents (as hereinafter defined), Lenders have required the execution and delivery of this Agreement by Subordinated Lender and Borrower in order to set forth the relative rights and priorities of Senior Lenders and Subordinated Lender under the Senior Loan Documents and the Subordinated Loan Documents (as hereinafter defined).

AGREEMENT

NOW, THEREFORE, in order to induce the Lenders to consent to the transactions contemplated by the Subordinated Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby covenant and agree as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Facility Agreement. In addition, the following terms shall have the following meanings in this Agreement:

“Agreement” shall have the meaning ascribed thereto in the preamble hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Borrower” shall have the meaning ascribed thereto in the preamble hereof.

“Distribution” shall mean, with respect to any indebtedness or other obligation, (a) any payment or distribution by any Person of cash or other property, by set-off or otherwise, on account of such indebtedness or obligation, including, without limitation, at maturity of such indebtedness, (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person, or (c) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness or obligation in or upon any property of any Person.

“Enforcement Action” shall mean (a) to take from or for the account of Borrower or any guarantor of the Subordinated Loan(s), by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by Borrower or any such guarantor with respect to the Subordinated Loan (other than as expressly provided in Section 2.1 below); (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against Borrower or any such guarantor, including, without limitation, commencement of an involuntary proceeding against Borrower under the Bankruptcy Code, to (i) enforce payment of or to collect the whole or any part of the Subordinated Loan (which shall include, for the avoidance of doubt, any demand or collection of payment at maturity), or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Loan Documents or applicable law with respect to the Subordinated Loan; (c) to accelerate the Subordinated Loan(s); (d) to exercise any put option or to cause Borrower or any such guarantor to honor any redemption or mandatory prepayment obligation under any Subordinated Loan Document; or (e) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of Borrower or any such guarantor, including the Collateral.

“Facility Agreement” shall have the meaning ascribed thereto Recital A.

“Lender” and “Lenders” shall have the meanings ascribed thereto in the preamble hereof.

“Paid in Full” or “Payment in Full” shall mean, with respect to the Senior Loans, the date of the full payment in cash and satisfaction in full of all of the obligations under the Senior Loan Documents (other than inchoate indemnity obligations for which a claim has not yet been made and any other obligations which, by their terms survive the termination of the Senior Loan Documents), and the termination of all obligations of Senior Lenders under the Senior Loan Documents (including, without limitation, any commitment to lend), and the termination of the Senior Loan Documents.

“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Senior Lenders” shall have the meaning ascribed thereto in the preamble hereof.

“Senior Loan(s)” shall mean all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Senior Lenders under the Facility Agreement and the other Senior Loan Documents, whether now existing or hereafter created, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code, together with (a) any amendments, modifications, renewals, refinancings, replacements or extensions thereof, and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest, fees, costs or expenses are an allowed claims in any such Proceeding.

“Senior Loan Documents” shall mean the Facility Agreement, and all promissory notes or other instruments evidencing the Senior Loan or the obligation to pay the Senior Loan, any guaranties with respect to the Senior Loan, any security agreement or other collateral document securing the Senior Loan and all other documents, agreements and instruments now existing or hereafter entered into evidencing or pertaining to all or any portion of the Senior Loan.

“Subordinated Lender” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Subordinated Loan(s)” shall mean all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Subordinated Lender pursuant to the Subordinated Loan Documents, whether now existing or hereafter created, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with any amendments, modifications, renewals or extensions thereof.

“Subordinated Loan Documents” shall mean the Subordinated Note, any other agreement, promissory note or other instrument evidencing the Subordinated Loan, any guaranty with respect to the Subordinated Loan, any security agreement or other collateral document securing the Subordinated Loan and all other documents, agreements and instruments now existing or hereafter entered into evidencing or pertaining to all or any portion of the Subordinated Loan.

“Subordinated Note” shall have the meaning ascribed thereto in Recital C.

2. Subordination.

2.1. Subordination of Subordinated Loans to Senior Loans. Borrower covenants and agrees, and Subordinated Lender likewise covenants and agrees that, notwithstanding anything to the contrary contained in any of the Subordinated Loan Documents, the payment of any and all of the Subordinated Loans shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the Payment in Full of all Senior Loans. Each holder of the Senior Loans, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have consented to the Subordinated Loans in reliance upon the provisions contained in this Agreement. Until the Senior Loans have been Paid in Full, Borrower shall not make, and Subordinated Lenders shall not accept, any Distribution on account of any Subordinated Loan, other than (i) regularly scheduled payments of capitalized payments-in-kind of accrued interest (but not, for the sake of clarity, any payments in cash) on the Subordinated Loan due and payable on a non-accelerated basis, (ii) payments effected through conversion of indebtedness under the Subordinated Loan to common stock of Borrower (or other qualified capital stock (on terms and conditions reasonably satisfactory to Senior Lenders) of Borrower) and (iii) payments effected through conversion of the indebtedness under the Subordinated Loan to other indebtedness so long as, to the extent Borrower is an obligor thereunder, such convertible indebtedness is subject to a subordination agreement on the same terms and conditions of this Agreement and otherwise satisfactory to Senior Lenders. Subordinated Lender expressly acknowledges and agrees that if Borrower’s failure to make any payments due and payable to the Subordinated Lender under the Subordinated Loan Documents is due solely to this Agreement prohibiting any such payments, such failure shall not constitute a default or event of default under the Subordinated Loan Documents.

2.2. Subordinated Loan Standstill. Until the Senior Loans are Paid in Full, Subordinated Lender shall not, without the prior written consent of Senior Lenders, take any Enforcement Action with respect to the Subordinated Loans.

2.3. Incorrect Payments. If any Distribution on account of the Subordinated Loan not permitted to be made by Borrower or accepted by Subordinated Lender under this Agreement is made to and received by Subordinated Lender, such Distribution shall not be commingled with any of the assets of Subordinated Lender, shall be held in trust by Subordinated Lender for the benefit of Senior Lenders and shall be promptly paid over to the Senior Lenders for application in accordance with the Senior Loan Documents to the payment of the Senior Loans then remaining unpaid, until all of the Senior Loans are Paid in Full.

2.4. Subordination of Liens and Security Interests; Agreement Not to Contest; Agreement to Release any Liens. Subordinated Lender hereby acknowledges, agrees, represents and warrants that none of the Subordinated Loans nor any portion thereof is as of the date hereof, or at any time in the future shall be, secured by any lien or security interest in any of the Collateral, the equity interests in Borrower or any other asset of Borrower, or guaranteed by any Person. Without limiting the foregoing, until the Senior Loans have been Paid in Full, all liens and security interests of Subordinated Lender in the Collateral, if any, shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of Senior Lenders in the Collateral, regardless of the time, manner or order of perfection of any such liens and security interests and regardless of any failure, whether intervening or continuing, of Senior Lenders’ liens and security interests to be perfected; provided, however, that each of the parties hereto acknowledges and agrees that the existence of any lien or security interest of Subordinated Lender would constitute an automatic and immediate Event of Default under the Facility Agreement and a breach of this Agreement. Subordinated Lender agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Loans, the Senior Loan Documents, or the liens and security interests of Senior Lenders in the Collateral securing the Senior Loans. In the event that any lien or security interest arises in favor of Subordinated Lender, immediately upon Senior Lenders’ request, Subordinated Lender shall or shall cause its agent to promptly execute and deliver to Senior Lenders such termination statements and releases as Senior Lenders shall reasonably request to effect the release of the liens and security interests of Subordinated Lender in any such Collateral.

2.5. Sale, Transfer or other Disposition of Subordinated Loan. The Subordinated Lender shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Loans or any Subordinated Loan Document without the prior written consent of the Senior Lenders. Without limiting the foregoing, if any such sale, assignment, pledge, disposition or other transfer is made in contravention of this Agreement, the subordination effected hereby shall survive such sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Loans, and the terms of this Agreement shall be binding upon the successors and assigns of the Subordinated Lender.

2.6. Legends. Until the termination of this Agreement in accordance with Section 8 hereof, Subordinated Lender will cause to be clearly, conspicuously and prominently inserted on the face of each Subordinated Loan Document, the following legend:

“This instrument or other agreement and the indebtedness, rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement, dated as of [●], 202[●] (as amended, restated, supplemented or modified from time to time, the “Subordination Agreement”), by and among (I) neos therapeutics, inc. (the “Company”), (II) the Subordinated Lender identified therein, and (III) Deerfield Private Design Fund III, L.P. and DEERFIELD PARTNERS, L.P., AND THEIR RESPECTIVE successors and assigns (the “Senior LenderS”), to certain indebtedness, rights and obligations of Obligors to the Senior LenderS, and all liens and security interests of Senior Lender securing the same, all as described in the Subordination Agreement, and each holder and transferee of this instrument or agreement, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.”

2.7. Liquidation, Dissolution, Bankruptcy. In the event of any Proceeding involving Borrower:

(a) Any Distribution, whether in cash, securities or other property, that would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Loan, shall be paid or delivered directly to the Senior Lenders (to be held and/or applied by Senior Lenders in accordance with the terms of the Senior Loan Documents) until all of the Senior Loans are Paid in Full. Subordinated Lender irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to Senior Lenders. Subordinated Lender also irrevocably authorizes and empowers Senior Lenders, in the name of Subordinated Lender, to demand, sue for, collect and receive any and all such Distributions.

(b) Subordinated Lender agrees that Senior Lenders may consent to the use of cash collateral or provide financing to the Borrower on such terms and conditions and in such amounts as Senior Lenders, in their sole discretion, may decide and, in connection therewith, the Borrower may grant to Senior Lenders liens and security interests upon all of the property of Borrower, which liens and security interests (i) shall secure payment of the Senior Loans (whether such Senior Loans arose prior to the commencement of any Proceeding or at any time thereafter) and all other financing provided by Senior Lenders during the Proceeding, and (ii) shall be superior in priority to the liens and security interests, if any, in favor of Subordinated Lender on the property of Borrower. Subordinated Lender agrees that it will not object to or oppose a sale or other disposition of any property securing all of any part of the Senior Loans free and clear of security interests, liens or other claims of Subordinated Lender under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if Senior Lenders have consented to such sale or disposition. Subordinated Lender agrees not to assert any right it may have to “adequate protection” of Subordinated Lender’s interest in any Collateral in any Proceeding. Subordinated Lender waives any claim it may now or hereafter have arising out of Senior Lenders’ election, in any Proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by the Borrower, as debtor in possession. Subordinated Lender further agrees that it will not seek to participate or participate on any creditors’ committee of the Borrower without Senior Lenders’ prior written consent.

(c) Subordinated Lender agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Loans requested by Senior Lenders in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints Senior Lenders as its agent and attorney-in fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of Subordinated Lender promptly to do so prior to thirty (30) days before the expiration of the time to file any such proof of claim, and (ii) vote such claim in any such Proceeding upon the failure of Subordinated Lender to do so prior to fifteen (15) days before the expiration of the time to vote any such claim; provided, however, that Senior Lenders shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that Senior Lenders vote any claim in accordance with the authority granted hereby, Subordinated Lender shall not be entitled to change or withdraw such vote. Subordinated Lender hereby assigns to Senior Lenders or their nominee (and will, upon request of Senior Lenders, reconfirm in writing the assignment to Senior Lenders or its nominee of) all of its rights under such claims.

(d) The Senior Loans shall continue to be treated as the Senior Loans and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Lenders and Subordinated Lender even if all or part of the Senior Loans or the security interests securing the Senior Loans are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Loans is rescinded or must otherwise be returned by any holder of the Senior Loans or any representative of such holder.

3. Modifications.

3.1. Modifications to Senior Loan Documents. Senior Lenders may at any time and from time to time without the consent of Subordinated Lenders, without providing any notice to the Senior Lenders, without incurring liability to Subordinated Lenders and without impairing or releasing the obligations of Subordinated Lender under this Agreement, change the manner or place of payment or alter any of the terms of the Senior Loans, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Loans.

3.2. Modifications to Subordinated Loan Documents; Maximum Principal Amount of Subordinated Loan. Until the Senior Loans have been Paid in Full, and notwithstanding anything to the contrary contained in the Subordinated Loan Documents, Subordinated Lender shall not, without the prior written consent of the Senior Lenders, agree to any amendment, modification or supplement to the Subordinated Loan Documents other than, so long as a copy is provided to Senior Lenders, an amendment for the sole purpose of extending the maturity date of the Subordinated Loans. Nothing herein, including the provisions of this Agreement pertaining to subordination of liens on the Collateral, shall be construed to imply Senior Lenders’ consent to any Subordinated Loan Document which grants a lien upon any of the Collateral or the making of any other loans or other advances by Subordinated Lender.

4. Waiver of Certain Rights by Subordinated Lender.

4.1. Marshaling. Subordinated Lender hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require Senior Lenders to marshal any property of Borrower or any other guarantor of the Senior Loans for the benefit of Subordinated Lender.

4.2. Rights Relating to Senior Lenders’ Actions with respect to the Collateral. Subordinated Lender hereby waives, to the extent permitted by applicable law, any rights which it may have to enjoin or otherwise obtain a judicial or administrative order preventing any Senior Lender from taking, or refraining from taking, any action with respect to all or any part of the Collateral. Without limitation of the foregoing, Subordinated Lender hereby agrees (a) that it has no right to direct or object to the manner in which Senior Lender enforces its rights and remedies with respect to, or applies the proceeds of the Collateral resulting from the exercise by any Senior Lender of rights and remedies under the Senior Loan Documents to the Senior Loans, and (b) that no Senior Lender has assumed any obligation to act as the agent for Subordinated Lender with respect to the Collateral.

4.3. Rights Relating to Disclosures. Subordinated Lender hereby agrees that Senior Lenders have not assumed any obligation or duty to disclose information regarding Borrower or the Senior Loans to Subordinated Lender, and Senior Lenders shall not have a special or fiduciary relationship to Subordinated Lender. Subordinated Lender hereby fully waives and releases Senior Lenders from any affirmative disclosures which may be required of Senior Lenders under applicable law.

5. Construction. The terms of this Agreement were negotiated among business persons sophisticated in the area of business finance, and accordingly, in construing the terms of this Agreement, no rule or law which would require that this instrument be construed against the party who drafted this instrument shall be given any force or effect.

6. Modification of this Agreement. No modification or waiver of any provision of this Agreement, or consent to any departure by any party from the terms hereof, shall be effective in any event unless the same is in writing and signed by Senior Lenders or such other holder of the Senior Loans and Subordinated Lender or such other holder of the Subordinated Loans, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

7. Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

8. Continuing Agreement. This is a continuing agreement and will remain in full force and effect until all of the obligations under the Senior Loan Documents have been Paid in Full after which this Agreement shall terminate without further action on the part of the parties hereto; provided, that if any payment is, subsequent to such termination, recovered from any holder of Senior Loans, this Agreement shall be reinstated. This Agreement will continue to be effective or will be reinstated, as the case may be, if at any time payment of all or any part of the Senior Loan Documents or the obligations thereunder is rescinded or must otherwise be returned by Senior Lenders upon insolvency, bankruptcy, or reorganization of any Obligor or otherwise, all as though such payment had not been made.

9. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, overnight mail, international courier (confirmed by facsimile), electronic mail or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party shall have designated by notice to the other parties:

If to Senior Lenders at:

Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Attn: David J. Clark

Email: dclark@deerfield.com

If to Borrower, at:

Neos Therapeutics, Inc.

2940 N. Hwy 360, Suite 400

Grand Prairie, TX 75050

E-mail: reisenstadt@neostx.com

Attention: Richard Eisenstadt

If to Subordinated Lender, at:

Aytu Bioscience, Inc.

373 Inverness Parkway, Suite 206

Englewood, CO 80112

Email:

Attention:

If mailed, notice shall be deemed to be given five (5) days after being sent, and if sent by personal delivery, email or prepaid courier, notice shall be deemed to be given when delivered.

10. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Senior Lenders, Subordinated Lender and Borrower; provided, however, that neither Subordinated Lender nor Borrower may assign this Agreement in whole or in part without the prior written consent of Senior Lenders or as permitted by Section 2.5. Senior Lenders may, from time to time, without notice to Subordinated Lender, assign or transfer any or all of the Senior Loans or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Loans shall, subject to the terms hereof, be and remain the Senior Loans for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Loans or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Loans, be entitled to rely upon the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.

11. No Waiver or Novation. No waiver shall be deemed to have been made by any party to this Agreement of any of its rights under this Agreement unless the same shall be in writing and duly signed by its duly authorized officers, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of any party to this Agreement in any other respect at any time. No executory agreement shall be effective to change, modify or to discharge, in whole or in part, this Agreement, unless such executory agreement is in writing and duly signed by the duly authorized officers of each party to this Agreement.

12. APPLICABLE LAW; CONSENT TO JURISDICTION.

12.1. As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of New York without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

12.2. The parties hereto agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, shall be brought exclusively in the state and federal courts sitting in The City of New York, borough of Manhattan. With respect to any such claims, controversies or disputes, each of the Parties hereby irrevocably:

12.2.1. submits itself and its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in any court or tribunal other than the aforesaid courts;

12.2.2. waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and

12.2.3. WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Miscellaneous.

13.1. Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Loan Documents, the provisions of this Agreement shall control and govern.

13.2. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

13.3. Counterparts. This Agreement and any amendment hereto may be executed and delivered in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

13.4. Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

13.5. Relative Rights. This Agreement shall define the relative rights of Senior Lenders and Subordinated Lender. Nothing in this Agreement shall (a) impair, as between Borrower and Senior Lenders, the obligation of Borrower with respect to the payment of the Senior Loans and the Subordinated Loans in accordance with their respective terms, or (b) affect the relative rights of Senior Lenders or Subordinated Lender with respect to any other creditors of Borrower.

13.6. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

13.7. Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (a) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an instrument executed and delivered under seal, the parties have caused this Agreement to be executed under seal as of the date first written above.

SENIOR LENDERS;

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P., its General Partner
By:	J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P.

By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

SUBORDINATED LENDER:

AYTU BIOSCIENCE, INC.

By:	/s/ Josh Disbrow
Name:	Josh Disbrow
Title:	Chief Executive Officer

BORROWER:

NEOS THERAPEUTICS, INC.

By:	/s/ Richard Eisenstadt
Name:	Richard Eisenstadt
Title:	Chief Financial Officer